UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2016

Lazard Group LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-126751	51-0278097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Rockefeller Plaza New York, NY		10112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 632-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 1, 2016, Lazard Ltd issued a press release announcing the intention of its subsidiary Lazard Group LLC (the “Company”) to offer an aggregate principal amount of $300 million of the Company’s Senior Notes due 2027 (the “Notes”) in a registered public offering pursuant to the Company’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission on May 29, 2014 (Registration No. 333-196350). The November 1, 2016 press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Notes were priced on November 1, 2016 and will have an interest rate of 3.625% per annum and will be issued at a price equal to 99.569% of their face value. The Company intends to use a portion of the net proceeds of the Notes offering to redeem or otherwise retire all $98.4 million in principal amount of its outstanding 6.85% Senior Notes due June 15, 2017 (the “Existing 2017 Notes”) in accordance with the terms of the indenture governing the Existing 2017 Notes, and to pay fees and expenses related to the foregoing, and to use the remaining amount for general corporate purposes, including repurchases of shares of Lazard Ltd’s Class A common stock, or distributions to Lazard Ltd or its subsidiaries for the purpose of such repurchases, under the share repurchase program of Lazard Ltd and the Company. On November 1, 2016, Lazard Ltd also announced that its Board of Directors authorized additional share repurchases of $236 million, expiring December 31, 2018. The authorization brought the total share repurchase authorization of Lazard Ltd and the Company to $400 million. The Company estimates that it will incur a loss on debt extinguishment in connection with the redemption or retirement of the Existing 2017 Notes of approximately $4.2 million, net of tax.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD GROUP LLC

By:	/s/ Matthieu Bucaille
Name:	Matthieu Bucaille
Title:	Chief Financial Officer

Date: November 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 1, 2016